Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement on Form S-8 (SEC No. 333-195042) of Reven Housing REIT, Inc. of our report dated May 12, 2015 with respect to the statement of revenues over certain operating expenses of Jacksonville 53 Homes for the year ended December 31, 2014 included in this Current Report on Form 8-K/A.

/s/ Squar, Milner, Peterson, Miranda & Williamson, LLP

May 12, 2015